Exhibit 99.1

Contacts: Maureen Locus, Media Relations	Chris Bremer, Investor Relations
(800) 775-7290	(972) 980-9917

BRINKER INTERNATIONAL REPORTS INCREASES IN SECOND QUARTER FISCAL 2014 EPS

AND COMPARABLE RESTAURANT SALES

DALLAS (Jan. 22, 2014) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal second quarter ended Dec. 25, 2013.

Highlights include the following:

•	Earnings per diluted share, excluding special items, increased 18.0 percent to $0.59 compared to $0.50 for the second quarter of fiscal 2013 (see non-GAAP reconciliation below)

•	On a GAAP basis, earnings per diluted share increased 16.0 percent to $0.58 compared to $0.50 for the second quarter of fiscal 2013

•	Company sales increased 2.3 percent to $684.4 million and restaurant operating margin[1] improved approximately 30 basis points to 16.0 percent compared to 15.7 percent for the second quarter of fiscal 2013

•	Brinker International comparable restaurant sales at company-owned restaurants increased 0.8 percent

•	Chili’s domestic comparable restaurant sales[2] includes a 0.7 percent increase for company-owned restaurants and a 0.7 percent decrease for franchised restaurants resulting in a net increase of 0.3 percent

•	Chili’s international franchise comparable restaurant sales increased 1.4 percent, representing the 16th consecutive quarterly increase

•	Maggiano’s comparable restaurant sales increased 0.9 percent, representing the 16th consecutive quarterly increase

•	For the first six months of fiscal 2014, cash flows provided by operating activities were $147.3 million and capital expenditures totaled $69.7 million

•	The company repurchased approximately 0.6 million shares of its common stock for $26.8 million in the second quarter and a total of approximately 2.2 million shares for $93.1 million year-to-date

•	The company paid a dividend of 24 cents per share in the second quarter, an increase of 20 percent over the prior year second quarter

“We remain encouraged about the trajectory of our business as results from this past quarter demonstrate our steady progress of driving top-line sales, while increasing value for our shareholders,” said Wyman Roberts, Chief Executive Officer and President.

[1]	Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses.
[2]	Chili’s domestic comparable restaurant sales is defined as comparable restaurant sales generated from company-owned and franchise operated Chili’s restaurants in the United States.

Table 1: Monthly and Q2 comparable restaurant sales

Q2 14 and Q2 13, company-owned, reported brands and franchise; percentage

	Oct	Nov	Dec	Q2 14	Q2 13
Brinker International	0.7	5.8	(3.6)	0.8	0.9
Chili’s Company-Owned[1]
Comparable Restaurant Sales	0.8	6.7	(4.9)	0.7	1.0
Pricing Impact	1.2	2.0	1.5	1.5	1.6
Mix-Shift	1.5	1.3	0.4	1.1	1.3
Traffic	(1.9)	3.4	(6.8)	(1.9)	(1.9)
Maggiano’s
Comparable Restaurant Sales	0.5	0.0	1.8	0.9	0.6
Pricing Impact	1.8	1.6	1.3	1.5	2.3
Mix-Shift	1.0	(1.6)	(1.1)	(0.5)	0.7
Traffic	(2.3)	0.0	1.6	(0.1)	(2.4)
Franchise[2]				0.0	2.4
U.S. Comparable Restaurant Sales				(0.7)	2.2
International Comparable Restaurant Sales				1.4	2.7
Domestic[3]				0.3	1.4
System-wide[4]				0.5	1.5

[1]	Chili’s company-owned comparable restaurant sales do not include sales generated by the 11 restaurants acquired in Canada in June 2013. Acquired or newly opened restaurants are not included in this calculation until 18 months of operations are completed.
[2]	Revenues generated by franchisees are not included in revenues on the consolidated statements of income; however, we generate royalty revenue and advertising fees based on franchisee revenues, where applicable. We believe including franchisee comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development.
[3]	Domestic comparable restaurant sales percentages are derived from sales generated by company-owned and franchise operated Chili’s restaurants in the United States.
[4]	System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchisee operated restaurants.

Quarterly Operating Performance

CHILI’S second quarter company sales increased to $576.7 million from $563.3 million in the prior year primarily due to the acquisition of 11 restaurants in Canada, as well as increases in comparable restaurant sales and domestic restaurant capacity. As compared to the prior year, Chili’s operating margin improved. Cost of sales was favorably impacted by mix changes related to the introduction of new menu items, improved waste control and menu pricing, partially offset by unfavorable commodity pricing primarily related to meat and poultry. Restaurant labor was positively impacted by improved labor productivity resulting from the installation of new kitchen equipment and server initiatives, coupled with leverage related to higher revenue, partially offset by higher restaurant manager bonuses. Restaurant expense was negatively impacted by higher advertising accruals and workers’ compensation insurance expenses.

MAGGIANO’S second quarter company sales of $107.7 million increased 1.8 percent primarily driven by increases in menu pricing and restaurant capacity. As compared to the prior year, Maggiano’s restaurant operating margin was negatively impacted primarily by costs associated with strategic initiatives including a new point of sale system, new restaurant development and unfavorable facilities costs. Cost of sales was positively impacted by favorable commodity pricing on bread, steak, dairy and seafood as well as increased menu pricing, partially offset by unfavorable mix changes.

FRANCHISE AND OTHER revenues totaled $20.0 million for the quarter, a decrease of 2.9 percent compared to $20.6 million in the prior year driven primarily by lower domestic royalty income, as well as lower international franchise and development fees. International comparable restaurant sales increased 1.4 percent, while U.S. franchise comparable restaurant sales decreased 0.7 percent. Brinker franchisees generated approximately $390 million in sales1 for the second quarter of fiscal 2014.

[1]	Royalty revenues are recognized based on the sales generated and reported to the company by franchisees.

Other

Depreciation and amortization expense increased $0.6 million for the quarter primarily due to investments in the Chili’s reimage program, kitchen equipment, and software as well as the acquisition of 11 restaurants in Canada, partially offset by an increase in fully depreciated assets.

General and administrative expense decreased $0.7 million primarily due to lower performance-based and other compensation costs partially offset by an increase in professional fees and higher stock-based compensation costs.

Excluding the impact of special items, the effective income tax rate decreased to 31.3 percent in the current quarter compared to 32.7 percent in the prior year primarily due to the impact of tax credits for workforce programs and deductions related to increased stock option exercises.

Non-GAAP Reconciliation

Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results. Special items in the second quarter of fiscal 2014 consist primarily of charges associated with the impairment of restaurants and other fixed assets.

Table 2: Reconciliation of net income excluding special items

Q2 14 and Q2 13; $ millions and $ per diluted share after-tax

	Q2 14	EPS Q2 14	Q2 13	EPS Q2 13
Net Income	39.7	0.58	37.2	0.50
Other (Gains) and Charges, net of taxes[1]	0.8	0.01	0.1	0.00

Net Income excluding Special Items	40.5	0.59	37.3	0.50

[1]	Pre-tax Other gains and charges was $1.2 million and $0.2 million in the second quarter of fiscal 2014 and 2013, respectively.

Guidance Policy

Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, and other key line items in the income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on the Brinker website (www.brinker.com) at 9 a.m. CST today (Jan. 22). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day Feb. 19, 2014.

Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on the Brinker website under the Financial Information section of the Investor tab.

Forward Calendar

•	SEC Form 10-Q for second quarter fiscal 2014 filing on or before Feb. 3, 2014; and

•	Third quarter earnings release, before market opens, April 23, 2014.

About Brinker

Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of Dec. 25, 2013, Brinker owned, operated, or franchised 1,602 restaurants under the names Chili’s® Grill & Bar (1,557 restaurants) and Maggiano’s Little Italy® (45 restaurants).

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorist acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations and inflation.

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BRINKER INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	Dec. 25, 2013	Dec. 26, 2012	Dec. 25, 2013	Dec. 26, 2012
Revenues:
Company sales	$684,385	$669,129	$1,348,887	$1,332,797
Franchise and other revenues (a)	20,010	20,635	39,432	40,474

Total revenues	704,395	689,764	1,388,319	1,373,271

Operating costs and expenses:
Company restaurants (excluding depreciation and amortization)
Cost of sales	185,179	184,591	365,837	369,286
Restaurant labor	219,919	217,177	438,635	436,043
Restaurant expenses	169,877	162,191	336,831	325,244

Company restaurant expenses	574,975	563,959	1,141,303	1,130,573
Depreciation and amortization	33,538	32,979	66,694	65,608
General and administrative	30,362	31,030	64,783	68,303
Other gains and charges (b)	1,221	230	2,227	677

Total operating costs and expenses	640,096	628,198	1,275,007	1,265,161

Operating income	64,299	61,566	113,312	108,110
Interest expense	7,047	7,066	14,060	13,955
Other, net	(461)	(726)	(1,043)	(1,523)

Income before provision for income taxes	57,713	55,226	100,295	95,678
Provision for income taxes	17,969	18,049	31,339	30,637

Net income	$39,744	$37,177	$68,956	$65,041

Basic net income per share	$0.59	$0.51	$1.03	$0.89

Diluted net income per share	$0.58	$0.50	$1.00	$0.86

Basic weighted average shares outstanding	66,811	72,560	66,752	73,232

Diluted weighted average shares outstanding	68,628	74,720	68,715	75,639

(a)	Franchise and other revenues includes royalties, development fees and franchise fees, banquet service charge income, and gift card activity (breakage and discounts).
(b)	Other gains and charges include:

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	Dec. 25, 2013	Dec. 26, 2012	Dec. 25, 2013	Dec. 26, 2012
Restaurant impairment charges	$1,285	$661	$1,285	$661
Restaurant closure charges	265	2,148	1,107	2,582
Gains on the sale of assets, net	(579)	(2,349)	(579)	(2,350)
Other	250	(230)	414	(216)

	$1,221	$230	$2,227	$677

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Dec. 25, 2013	June 26, 2013
ASSETS
Current assets	$247,141	$198,591
Net property and equipment (a)	1,026,402	1,035,815
Total other assets	216,025	218,197

Total assets	$1,489,568	$1,452,603

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current installments of long-term debt	$27,737	$27,596
Current liabilities	401,218	362,615
Long-term debt, less current installments	806,215	780,121
Other liabilities	130,905	132,914
Total shareholders’ equity	123,493	149,357

Total liabilities and shareholders’ equity	$1,489,568	$1,452,603

(a)	At Dec. 25, 2013, the company owned the land and buildings for 189 of the 881 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $141.5 million and $118.4 million, respectively.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twenty-Six Week Periods Ended
	Dec. 25, 2013	Dec. 26, 2012
Cash Flows From Operating Activities:
Net income	$68,956	$65,041
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66,694	65,608
Stock-based compensation	8,196	9,314
Restructure charges and other impairments	2,091	3,027
Net loss (gain) on disposal of assets	2,051	(96)
Changes in assets and liabilities	(667)	(11,617)

Net cash provided by operating activities	147,321	131,277

Cash Flows from Investing Activities:
Payments for property and equipment	(69,692)	(69,752)
Proceeds from sale of assets	833	5,335

Net cash used in investing activities	(68,859)	(64,417)

Cash Flows from Financing Activities:
Purchases of treasury stock	(93,101)	(131,445)
Borrowings on revolving credit facility	80,000	110,000
Payments on revolving credit facility	(40,000)	—
Payments of dividends	(31,345)	(27,677)
Excess tax benefits from stock-based compensation	14,569	6,939
Payments on long-term debt	(13,260)	(13,190)
Proceeds from issuances of treasury stock	7,963	22,515

Net cash used in financing activities	(75,174)	(32,858)

Net change in cash and cash equivalents	3,288	34,002
Cash and cash equivalents at beginning of period	59,367	59,103

Cash and cash equivalents at end of period	$62,655	$93,105

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	Second Quarter Openings Fiscal 2014	Total Restaurants Dec. 25, 2013	Projected Openings Fiscal 2014
Company-Owned Restaurants:
Chili’s Domestic	—	824	6-8
Chili’s International	1	12	2-4
Maggiano’s	1	45	1-2

	2	881	9-14

Franchise Restaurants:
Chili’s Domestic	—	442	4-5
Chili’s International	6	279	32-35

	6	721	36-40

Total Restaurants:
Chili’s Domestic	—	1,266	10-13
Chili’s International	7	291	34-39
Maggiano’s	1	45	1-2

	8	1,602	45-54

FOR ADDITIONAL INFORMATION, CONTACT:

CHRIS BREMER

INVESTOR RELATIONS

(972) 980-9917

6820 LBJ FREEWAY

DALLAS, TEXAS 75240